Exhibit 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Reports Third Quarter 2006 EPS of $0.49

NEW YORK, NY, November 2, 2006 — Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that for the third quarter ended September 30, 2006, net income was $21.6 million, 39 percent higher than net income of $15.6 million in the third quarter of 2005. Earnings were $0.49 per diluted share, an increase of 32 percent versus earnings of $0.37 per diluted share in the third quarter of last year. ITG’s total revenues for the third quarter of 2006 were $146.6 million, 43 percent higher than total revenues of $102.2 million for the third quarter of 2005, and include $17.0 million pertaining to the acquisitions of Macgregor and Plexus.

“ITG continued to increase its US market share in the third quarter,” said Robert Gasser, ITG’s Chief Executive Officer and President.  “We saw strength in POSIT® and growth in direct market access and algorithmic trading products, which we expect will continue as clients seek tools to help them navigate a very complex marketplace.”

ITG’s International revenues were $28.8 million in the third quarter of 2006, 29 percent higher than revenues of $22.4 million in the third quarter of 2005. There was a $0.5 million charge in the third quarter of 2006 due to a management reorganization in ITG’s Asia Pacific region. International pre-tax operating income, exclusive of this restructuring charge, increased from $0.8 million in the third quarter of 2005 to $1.4 million in the third quarter of 2006.

“ITG sees strong growth potential in Europe and Asia and we are focused on positioning the organization for expansion, which includes globalizing the product line and rolling out new products in the next few quarters,” said Mr. Gasser.

Year to date Results

For the nine months ended September 30, 2006, revenues increased 51 percent from the prior year period to $446.4 million, net income increased 64 percent to $75.9 million and diluted earnings per share increased 56 percent to $1.72.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss third quarter results. Those wishing to listen to the call should dial 1-866-270-6057 and enter the pass code 40529272 at least 10 minutes prior to the start of the call to ensure connection. The conference call and webcast will also be accessible through ITG’s web site at http://www.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-286-8010 and entering the pass code 49716391. The replay will be available starting approximately two hours after the completion of the conference call.

About ITG

Investment Technology Group, Inc. (NYSE:ITG), is a specialized agency brokerage and technology firm that partners with clients globally to provide innovative solutions spanning the entire investment process.  A pioneer in electronic trading, ITG has a unique approach that combines pre-trade analysis, order management, trade execution, and post-trade evaluation to provide clients with continuous improvements in trading and cost efficiency.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Investor and Media Relations Contact:

Alicia Curran (212) 444-6130

INVESTMENT TECHNOLOGY GROUP, INC.

 Consolidated Statements of Income (unaudited)
 (In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Commissions	$121,787	$96,817	$365,269	$280,038
Recurring	19,067	2,533	54,937	7,306
Other	5,712	2,881	26,161	8,731
Total revenues	146,566	102,231	446,367	296,075

Expenses:
Compensation and employee benefits	53,005	36,546	155,731	107,858
Transaction processing	20,391	14,852	57,972	43,149
Occupancy and equipment	9,655	6,995	27,724	21,468
Telecommunications and data processing services
Other general and administrative	16,797	10,997	46,052	31,238
Interest expense	3,098	—	9,278	—
Total expenses	110,952	74,429	319,360	218,552
Income before income tax expense	35,614	27,802	127,007	77,523
Income tax expense	14,005	12,210	51,139	31,255
Net income	$21,609	$15,592	$75,868	$46,268

Earnings per share:
Basic	$0.50	$0.37	$1.75	$1.10
Diluted	$0.49	$0.37	$1.72	$1.10

Basic weighted average number of common shares outstanding	43,436	42,101	43,249	42,051
Diluted weighted average number of common shares outstanding	44,397	42,369	44,178	42,197

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Financial Condition
(In thousands, except share amounts)

	September 30,	December 31,
	2006	2005
	(unaudited)
Assets
Cash and cash equivalents	$281,659	$261,044
Cash restricted or segregated under regulations and other	23,746	7,007
Securities owned, at fair value	7,679	6,017
Receivables from brokers, dealers and other, net	1,219,628	485,012
Investments	9,279	10,628
Premises and equipment, net	28,901	22,292
Capitalized software, net	26,311	12,780
Goodwill	400,402	176,773
Other intangibles, net	29,952	12,173
Deferred taxes	12,427	7,972
Other assets	12,197	14,636
Total assets	$2,052,181	$1,016,334

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$163,991	$109,442
Payables to brokers, dealers and other	1,137,355	435,141
Securities sold, not yet purchased, at fair value	1,276	91
Income taxes payable	7,470	9,354
Long term debt	168,000	—
Total liabilities	1,478,092	554,028

Commitments and contingencies
Stockholders’ Equity

Preferred stock, par value $0.01; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.01; 100,000,000 shares authorized; 51,443,560 and 51,390,027 shares issued at September 30, 2006 and December 31, 2005, respectively and 43,567,086 and 42,773,651 shares outstanding at September 30, 2006 and December 31, 2005, respectively	514	514
Additional paid-in capital	192,794	175,600
Retained earnings	518,515	442,647
Common stock held in treasury, at cost; 7,876,474 and 8,616,376 shares at September 30, 2006 and December 31, 2005, respectively	(148,761)	(162,735)
Accumulated other comprehensive income (net of tax)	11,027	6,280
Total stockholders’ equity	574,089	462,306
Total liabilities and stockholders’ equity	$2,052,181	$1,016,334